Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated December 5, 2012
Relating to Preliminary Prospectus Supplement dated December 5, 2012
Registration Statement No. 333-173951

Liberty Property Limited Partnership

FINAL TERM SHEET

Dated: December 5, 2012

Issuer:	Liberty Property Limited Partnership

Security:	3.375% Senior Notes due 2023

Format:	SEC Registered

Size:	$300,000,000

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB / BBB+

Trade Date:	December 5, 2012

Settlement Date:	December 10, 2012 (T+3)

Maturity Date:	June 15, 2023

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2013

Benchmark Treasury:	1.625% due November 15, 2022

Benchmark Treasury Price and Yield:	100-11+ / 1.586%

Spread to Benchmark Treasury:	T+ 180 bps

Yield to Maturity:	3.386%

Coupon:	3.375%

Public Offering Price:	99.903%

Optional Redemption:

Any time prior to March 15, 2023, the notes may be redeemed at an amount equal to the sum of (i) the principal amount plus accrued interest to the redemption date and (ii) Make-Whole Amount of T+ 30 bps. At any time on or after March 15, 2023, the notes may be redeemed at par.

CUSIP / ISIN:	53117CAP7 / US53117CAP77

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of Scott &
Stringfellow, LLC

Capital One Southcoast, Inc

Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBS Securities Inc.

SunTrust Robinson Humphrey, Inc.

The Huntington Investment Company

UBS Securities LLC

U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement and the related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or by email at dg.prospectus_requests@baml.com, J.P. Morgan Securities LLC, High Grade Syndicate Desk, collect at 1-212-834-4533, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or by email at cmclientsupport@wellsfargo.com.